Exhibit 1(c)

CERTIFICATE OF CORRECTION

TO CORRECT AN ERROR

IN

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF MERRILL LYNCH INDEX FUNDS, INC.

Pursuant to the provisions of Section 1-207 of Corporations and Associations Articles, Annotated Code of Maryland, the undersigned execute(s) the following certificate of correction.

1.    The name of the party to the document being corrected is Merrill Lynch Index Funds, Inc.

2.    Articles of Amendment to the Articles of Incorporation of Merrill Lynch Index Funds, Inc. were filed with the Department of Assessments and Taxation of the State of Maryland on December 24, 1996. Said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

3.    The error or defect in said document to be corrected is in the last sentence of the following:

SECOND: Article IV, Section (1) of the Articles of Incorporation is hereby amended to increase the shares of capital stock of the Corporation as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, of the par value of One Hundredth of One Cent ($.0001) per share, and of the aggregate par value of One Hundred Thousand Dollars ($100,000). Each Series shall consist, until further changed, of Two Hundred Fifty Million (250,000,000) shares. Each Class of each Series shall consist, until further changed, of One Hundred Twenty Five Thousand (125,000,000) shares.

4.    The foregoing inaccuracy or defect in the document is corrected to read as follows:

SECOND: Article IV, Section (1) of the Articles of Incorporation is hereby amended to increase the shares of capital stock of the Corporation as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, of the par value of One Hundredth of One Cent ($.0001) per share, and of the aggregate par value of One Hundred Thousand Dollars ($100,000). Each Series shall consist, until further changed, of Two Hundred Fifty Million (250,000,000) shares. Each Class of each Series shall consist, until further changed, of One Hundred Twenty Five Million (125,000,000) shares.

IN WITNESS WHEREOF, MERRILL LYNCH INDEX FUNDS, INC. has caused these Articles of Correction to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested to by its Secretary effective the 13th day of October, 1999.

Merrill Lynch Index Funds, Inc.

By:	/s/ Terry K. Glenn

Name:	Terry K. Glenn
Title:	President

ATTEST: (Witnessed)

By:	/s/ Ira P. Shapiro

Name:	Ira P. Shapiro
Title:	Secretary

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